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Press Release                                                       Schlumberger
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                                                                 EXHIBIT 99(a)19



FOR IMMEDIATE RELEASE

SCHLUMBERGER ACQUIRES SEMA

NEW YORK, April 6, 2001 - Schlumberger Investments, a wholly owned subsidiary of Schlumberger Limited, announced today that the Offer for the issued and to be issued ordinary share capital of Sema has today been declared unconditional in all respects. As anticipated in its announcement dated March 30, 2001, Schlumberger Investments has reduced the percentage of Sema Securities required to satisfy the Acceptance Condition and all other conditions have now been satisfied or waived. The Offer will remain open for acceptance until further notice and Sema Securityholders' withdrawal rights have been terminated. At least 14 days notice will be given by an announcement before the Offer is closed.

As at 3.00 p.m. (London time), 10.00 a.m. (New York City time), today, valid acceptances had been received in respect of a total of 401,473,685 Sema Shares, representing approximately 65.3% of the issued share capital of Sema. In addition, Schlumberger Investments has acquired 122,869,697 Sema Shares through market purchases, representing approximately 20.0% of the issued share capital of Sema. Accordingly, as at 3.00 p.m. (London time), 10.00 a.m. (New York City time), today, Schlumberger Investments owned or had received valid acceptances in respect of 524,343,382 Sema Shares representing approximately 85.2% of the issued share capital of Sema.

Schlumberger Investments received undertakings to accept or procure the acceptance of the Offer from directors of Sema and certain other shareholders in respect of 135,245,830 Sema Shares, representing approximately 22.0% of the issued share capital of Sema. Valid acceptances, pursuant to the undertakings, have been received in respect of all the Sema Shares the subject of the undertakings outlined above, all of which are included above in the total of valid acceptances received as at 3.00 p.m. (London time), 10.00 a.m. (New York City time), today.

At the close of business on February 12, 2001, Schlumberger Investments and persons who are or may have been deemed to be acting in concert with Schlumberger Investments owned or controlled 1,106,037 Sema Shares in aggregate representing approximately 0.2% of the issued share capital of Sema. Save as set out above neither Schlumberger Investments nor any party who was or may have been deemed to be acting in concert with Schlumberger Investments owned any Sema Shares or rights over Sema Shares on February 12, 2001, nor have they acquired or agreed to acquire any Sema Shares or rights over Sema Shares since February 12, 2001. Valid acceptances have been received from persons who are or may be deemed to be acting in concert with Schlumberger Investments in respect of a total of 188,800 Sema Shares, all of which are included above in the total of valid acceptances
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received as at 3.00 p.m. (London time), 10.00 a.m. (New York City time), today.

The consideration payable to Sema Security holders who have validly accepted the Offer by April 6, 2001 will be dispatched by April 20, 2001. Consideration will be dispatched within 14 days of the date of receipt of further valid acceptances received after 3:00 p.m. (London Time), 10:00 a.m. (New York City Time), on April 6, 2001 and while the Offer remains open for acceptance.

As anticipated in the Offer Document dated 21 February 2001, as and when Schlumberger Investments has received valid acceptances of the Offer in respect of or otherwise acquired 90% or more in value of the Sema Shares to which the Offer relates, Schlumberger Investments will seek to acquire compulsorily the Sema Shares for which it has not received valid acceptances of the Offer or otherwise aquired, pursuant to sections 428 to 430F of the Companies Act.

Notice is also given that Schlumberger Investments intends to procure, as soon as reasonably practicable, the application by Sema for the cancellation of Sema's listing on the Official List of the UK Listing Authority and the cancellation of trading in Sema Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect to earlier than 20 business days after this announcement. Application will also be made for cancellation of Sema's listings on Nasdaq and Euronext Paris.

Sema Securityholders who wish to accept the Offer, but have not already done so, should return their completed Acceptance Forms in accordance with the instructions set out in the Offer Document as soon as possible.

                                      # # #

For further information, contact:
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In the United States:

Schlumberger Limited
Rex Ross
VP Communications
Tel: 1-212-350-9432

Words defined in the Offer Document, dated 21 February 2001, have the same meaning in this announcement.

Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, each of which is regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments and no one else in connection with the Offer and will not be responsible to anyone other than Schlumberger, Schlumberger Industries S.A. and Schlumberger Investments for providing the protections afforded to customers of Lehman Brothers, Morgan Stanley Dean Witter and Schroder Salomon Smith Barney, respectively, nor for giving advice in relation to the Offer. Lehman Brothers, as dealer manager for the Offer, is making the Offer in the United States on behalf of Schlumberger Investments.

The availability of the Offer to Sema Securityholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Sema Securityholders who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Australia, Canada or Japan and may not be accepted in or from Australia Canada or Japan. Accordingly, this announcement and copies of the Offer Document, the Acceptance Forms or any related documents are not being, and must not be, mailed or otherwise distributed or sent in or into Australia, Canada or Japan. Custodians, nominees and trustees should observe these restrictions and should not send this announcement, the Offer Document, the Acceptance Forms or any related documents in or into Australia, Canada or Japan.

The directors of Schlumberger Investments listed in schedule IVA of the Offer Document accept responsibility for the information contained in this announcement and, to the best of their knowledge and belief (having taken all reasonable care to ensure such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information. This statement is included solely to comply with Rule 19.2 of the City
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Code and shall not be deemed to establish or expand liability under law, including under US federal securities laws or under the laws of any state of the US.

Schlumberger has filed a Tender Offer Statement and other related documentation and Sema has filed a Solicitation/Recommendation Statement with the Securities and Exchange Commission. Free copies of these documents will be available on the SEC's web site at www.sec.gov. The Tender Offer Statement may also be obtained at no charge from Schlumberger at 277 Park Avenue, New York, NY 10172-0266 and the Solicitation/Recommendation Statement may be obtained at no charge from Sema at Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328. Shareholders are urged to read the Tender Offer Statement, the Solicitation/Recommendation Statement and the related documentation as they contain important information.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Sema Securities. The Offer is being made solely by the Offer Document dated February 21, 2001 and the related Acceptance Forms.